Exhibit 10.5

CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”) is made and entered into as of July 16, 2021, by and between William Caragol (the “Consultant”) and Mainz Biomed B.V. (the “Company”).

WHEREAS, the Company desires to for the Consultant to provide services on the terms and conditions set forth herein; and

WHEREAS, the Consultant desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Consultant shall serve as the Chief Financial Officer of the Company and to assist the Company, among other things, in (i) the preparation and review of financial statements and forecasts, and (ii) the preparation and review of the Company’s proposed registration statement on Form F-1, and (iii) all other service typically performed by a Chief Financial Officer (the “Services”) . This Agreement shall be effective as of the date hereof, 2021 (the “Effective Date”). The period during which the Consultant is employed by the Company hereunder is hereinafter referred to as the “Consulting Term.”

2. Position and Duties.

2.1 Position. During the Consulting Term, the Consultant shall report to the Company’s Chief Executive Officer and the Chairperson of the Board of Directors. In providing the Services, the Consultant shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO and the Board of Directors.

2.2 Duties. During the Consulting Term, the Consultant will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of the Services either directly or indirectly without the prior written consent of the Board. The Consultant has disclosed to the Company all of his other business interests and it was mutually agreed that these interests do not conflict with the performance of the Services.

3. Place of Performance. The principal place of Consultant’s service shall be mutually agreed by the Consultant and the CEO, provided that, the Consultant will be required to make frequent visits to the Company’s various facilities and may be required to travel on Company business during the Consulting Term. The Consultant shall be responsible for the cost of maintaining his workspace or office at and the costs of operating such office.

4. Compensation.

4.1 Base Compensation. For the Services, the Company shall pay to the Consultant $15,000 per month (the “Base Compensation”) due hereunder in periodic installments in accordance with the Company’s customary practices and applicable laws, but no less frequently than monthly.

4.2 Equity Compensation. On the date of the IPO, the Employee shall be granted options to acquire at the price per ordinary share in the IPO, options (“IPO Options”) to acquire a number of ordinary shares that will equal one percent (1%) of the outstanding ordinary shares immediately following the IPO. The IPO Options are to be granted pursuant to a Stock Option Plan that has been approved by the Board of Directors and shareholders of the Company and will vest over 4 years from the Effective Date in equal monthly installments, provided that the Company’s Board of Directors and the Consultant shall use their best efforts to agree to milestones pursuant to which the number of IPO Options equal to 50% of (i) the all IPO Options less (ii) those IPO Options that vested as of the date such milestones are met shall immediately vest (and shall equally reduce the amount of IPO options to vest each month pursuant to this section).

4.3 Business Expenses. The Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Consultant in connection with the performance of the Consultant’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures; provided that any expense above $1,500 shall be first approved by the CEO.

4.4 Indemnification. In the event that the Consultant is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Consultant or the Company related to any contest or dispute between the Consultant and the Company or any of its affiliates with respect to this Agreement or the Consultant’s service hereunder, by reason of the fact that the Consultant is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, Consultant, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Consultant shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

4.5 Clawback Provisions. Any amounts payable under this Agreement are subject to any applicable law, government regulation, or stock exchange listing requirement providing for clawback or recovery of amounts that were paid to the Consultant.

5. Termination of Consultant. The Consulting Term and the Consultant’s service hereunder may be terminated by either the Company or the Consultant at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 10 (ten) days advance written notice of any termination of the Consultant’s service. Upon termination of the Consultant’s service during the Consulting Term, the Consultant shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Expiration of the Term, For Cause or Without Good Reason.

(a) The Consultant’s service hereunder may be terminated by the expiration of the Consulting Term, by Company for Cause or by the Consultant without Good Reason. If the Consultant’s service is terminated upon the expiration of the Consulting Term, by the Company for Cause or by the Consultant without Good Reason, the Consultant shall be entitled to receive within two (2) weeks following the Termination Date (as defined below):

(i)	any accrued but unpaid Base Compensation;

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Consultant, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

Items 5.1(a)(i) through 5.1(a)(ii) are referred to herein collectively as the “Accrued Amounts”.

(b) For purposes of this Agreement, “Cause” shall mean:

(i)	the Consultant’s failure to perform Consultant’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Consultant’s failure to comply with any valid and legal directive of the Board;

(iii)	the Consultant’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv)	the Consultant’s embezzlement, misappropriation, or fraud, whether or not related to the Consultant’s service with the Company and whether or not occurring during the Consulting Term;

(v)	the Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Consultant’s violation of a material policy of the Company;

(vii)	the Consultant’s unauthorized disclosure of Confidential Information (as defined below);

(viii)	the Consultant’s material breach of any material obligation under this Agreement or any other written agreement between the Consultant and the Company; or

(ix)	any material failure by the Consultant to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Consulting Term.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Consulting Term without the Consultant’s written consent:

(i)	a material reduction in the Consultant’s Base Compensation (other than a general reduction in Base Compensation that affects all similarly situated consultants in substantially the same proportions);

(ii)	any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Consultant and the Company;

The Consultant cannot terminate Consultant’s service for Good Reason unless Consultant has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 10 (ten) days of the initial existence of such grounds and the Company has had at least 10 (ten) days from the date on which such notice is provided to cure such circumstances. If the Consultant does not terminate Consultant’s service for Good Reason within 10 (ten) days after the first occurrence of the applicable grounds, then the Consultant will be deemed to have waived Consultant’s right to terminate for Good Reason with respect to such grounds.

5.2 Termination Without Cause or for Good Reason. The Consulting Term and the Consultant’s service hereunder may be terminated by the Consultant for Good Reason or by the Company without Cause. In the event of such termination, the Consultant shall be entitled to receive the Accrued Amounts and subject to the Consultant’s compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and the Consultant’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”), the Consultant shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to 1 (one) times the sum of the Consultant’s Base Compensation for the year in which the Termination Date occurs, which shall begin within 30 (thirty) days following the Termination Date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Consultant during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b) Accelerated vesting for any stock options outstanding at the time of the Termination Date that would have vested in the six months following the Termination Date.

5.3 Death or Disability.

(a) The Consultant’s service hereunder shall terminate automatically upon the Consultant’s death during the Consulting Term, and the Company may terminate the Consultant’s service on account of the Consultant’s Disability.

(b) If the Consultant’s service is terminated during the Consulting Term on account of the Consultant’s death or Disability, the Consultant (or the Consultant’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with the Consultant’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Consultant’s inability, due to physical or mental incapacity, to perform the essential functions of Consultant’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Consultant’s Disability as to which the Consultant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Consultant and the Company. If the Consultant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Consultant shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Consultant’s service hereunder by the Company or by the Consultant during the Consulting Term (other than termination pursuant to Section 5.3(a) on account of the Consultant’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 27. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Consultant’s service under the provision so indicated; and

(c) The applicable Termination Date.

5.5 Termination Date. The Consultant’s “Termination Date” shall be:

(a) If the Consultant’s service hereunder terminates on account of the Consultant’s death, the date of the Consultant’s death;

(b) If the Consultant’s service hereunder is terminated on account of the Consultant’s Disability, the date that it is determined that the Consultant has a Disability;

(c) If the Company terminates the Consultant’s service hereunder for Cause, the date the Notice of Termination is delivered to the Consultant;

(d) If the Company terminates the Consultant’s service hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 10 (ten) days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Consultant with a lump sum payment equal to 10 (ten) days’ Base Compensation in lieu of such notice, which shall be paid in a lump sum on the Consultant’s Termination Date and for all purposes of this Agreement, the Consultant’s Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If the Consultant terminates Consultant’s service hereunder with or without Good Reason, the date specified in the Consultant’s Notice of Termination, which shall be no less than 10 (ten) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 10 (ten) day notice period for no consideration by giving written notice to the Consultant and for all purposes of this Agreement, the Consultant’s Termination Date shall be the date determined by the Company; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Consultant incurs a “separation from service” within the meaning of Section 409A.

5.6 Resignation of All Other Positions. Upon termination of the Consultant’s service hereunder for any reason, the Consultant shall be deemed to have resigned from all positions that the Consultant holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates (unless otherwise agreed to by a majority of the Board).

6. Cooperation. The parties agree that certain matters in which the Consultant will be involved during the Consulting Term may necessitate the Consultant’s cooperation in the future. Accordingly, following the termination of the Consultant’s service for any reason, to the extent reasonably requested by the Board, the Consultant shall cooperate with the Company in connection with matters arising out of the Consultant’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Consultant’s other activities. The Company shall reimburse the Consultant for reasonable expenses incurred in connection with such cooperation and, to the extent that the Consultant is required to spend substantial time on such matters, the Company shall compensate the Consultant at a rate based on the Consultant’s Base Compensation on the Termination Date.

7.  Confidential Information. The Consultant understands and acknowledges that during the Consulting Term, Consultant will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including that relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, service, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, Consultant lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Consultant understands and agrees that Confidential Information includes information developed by Consultant in the course of Consultant’s service to the Company as if the Company furnished the same Confidential Information to the Consultant in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Consultant; provided that, such disclosure is through no direct or indirect fault of the Consultant or person(s) acting on the Consultant’s behalf.

(b) Company Creation and Use of Confidential Information.

The Consultant understands and acknowledges that the Company and its affiliates (the “Group”) have invested, and continue to invest, substantial time, money, and specialized knowledge into researching, developing and commercializing its property and assets. The Consultant understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides them with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Consultant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other Consultants of the Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Group and, in any event, not to anyone outside of the direct employ of the Group except as required in the performance of the Consultant’s authorized Consulting duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Group, except as required in the performance of the Consultant’s authorized Consulting duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Board.

8. Restrictive Covenants.

8.1 Acknowledgement. The Consultant understands that the nature of the Consultant’s position gives Consultant access to and knowledge of Confidential Information and places Consultant in a position of trust and confidence with the Group. The Consultant understands and acknowledges that the intellectual or artistic and other service Consultant provides to the Group are unique, special, or extraordinary because of the unique nature of the automotive and manufacturing industries.

The Consultant further understands and acknowledges that the Group’s ability to reserve these for the exclusive knowledge and use of the Group is of great competitive importance and commercial value to the Group, and that improper use or disclosure by the Consultant is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition. Because of the Group’s legitimate business interest as described herein and the good and valuable consideration offered to the Consultant, during the Consulting Term and for the six months, to run consecutively, beginning on the last day of the Consultant’s service with the Company, for any reason or no reason and whether Consulting is terminated at the option of the Consultant or the Group, the Consultant agrees and covenants not to engage in Prohibited Activity.

For purposes of this Section 8, “Prohibited Activity” is activity in which the Consultant contributes Consultant’s knowledge, directly or indirectly, in whole or in part, as an Consultant, employer, owner, operator, manager, advisor, consultant, agent, Consultant, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Group, including those engaged in the pharmaceutical industry or the material businesses of the Company as set out in its filings with the U.S. Securities and Exchange Commission. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

Nothing herein shall prohibit the Consultant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Consultant is not a controlling person of, or a member of a group that controls, such corporation.

This Section 8 does not, in any way, restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Board.

8.3 Non-Solicitation of Consultants. The Consultant agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of Consulting of any Consultant of the Group during eighteen (18) months, to run consecutively, beginning on the last day of the Consultant’s service with the Company.

8.4 Non-Solicitation of Customers. The Consultant understands and acknowledges that because of the Consultant’s experience with and relationship to the Group, Consultant will have access to and learn about much or all of the Group’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or service.

The Consultant understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Consultant agrees and covenants, during twenty-four (24) months, to run consecutively, beginning on the last day of the Consultant’s service with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or service similar to or competitive with those offered by the Company.

9. Non-Disparagement. The Consultant and Company mutually agree and covenants that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Group or its businesses, or any of its Consultants, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Board.

10. Acknowledgement. The Consultant acknowledges and agrees that the service to be rendered by Consultant to the Company are of a special and unique character; that the Consultant will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Consultant’s service; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Group.

The Consultant further acknowledges that the amount of Consultant’s compensation reflects, in part, Consultant’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that Consultant has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that Consultant will not be subject to undue hardship by reason of Consultant’s full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Consultant of Section 7, Section 8, or Section 9 of this Agreement, the Consultant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12. [Reserved].

13. Proprietary Rights.

13.1 Work Product. The Consultant acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Consultant individually or jointly with others during the provision of Consultant’s service to the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Consultant for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2 Work Made for Hire; Assignment. The Consultant acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Consultant hereby irrevocably assigns to the Company, for no additional consideration, the Consultant’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Further Assurances; Power of Attorney. During and after Consultant’s service, the Consultant agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Consultant hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Consultant’s behalf in Consultant’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Consultant does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Consultant’s subsequent incapacity.

13.4 No License. The Consultant understands that this Agreement does not, and shall not be construed to, grant the Consultant any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Consultant by the Company.

14. Security.

14.1 Security and Access. The Consultant agrees and covenants (a) to comply with all Group security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Group intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Group facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Consultant’s service by the Company, whether termination is voluntary or involuntary. The Consultant agrees to notify the Company promptly in the event Consultant learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Group property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Consultant’s service or (b) the Company’s request at any time during the Consultant’s service, the Consultant shall (i) provide or return to the Company any and all Group property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives, and data and all Group documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Consultant, whether they were provided to the Consultant by the Group or any of its business associates or created by the Consultant in connection with Consultant’s service to the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Consultant’s possession or control, including those stored on any non- Group devices, networks, storage locations, and media in the Consultant’s possession or control.

15. Publicity. The Consultant hereby irrevocably consents to any and all uses and displays, by the Group and its agents, representatives and licensees, of the Consultant’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of Consultant’s service to the Company, for all legitimate commercial and business purposes of the Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Consultant. The Consultant hereby forever waives and releases the Group and its directors, officers, Consultants, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Consultant’s service to the Company, arising directly or indirectly from the Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought exclusively in a state or federal court located in New York County, New York. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts for purposes of this Agreement and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Consultant and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

19. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Consultant and by the Chairman of the Company’s Board of Directors as directed by the Board and the Compensation Committee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction (or pursuant to arbitration under Section 12) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

21. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. Tolling. Should the Consultant violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Consultant ceases to be in violation of such obligation.

24. Notification to Subsequent Employer. When the Consultant’s service with the Company terminates, the Consultant agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Consultant will also deliver a copy of such notice to the Company before the Consultant commences Consulting with any subsequent employer. In addition, the Consultant authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Consultant’s subsequent, anticipated, or possible future employer.

25. Successors and Assigns. This Agreement is personal to the Consultant and shall not be assigned by the Consultant. Any purported assignment by the Consultant shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

26. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Mainz Biomed B.V.

Robert Koch Strasse 50

55129 Mainz, Germany

Attn: Guido Baechler

If to the Consultant:

William Caragol

[address]

Email: bill@quidemllc.com

27. Representations of the Consultant. The Consultant represents and warrants to the Company that:

The Consultant’s acceptance of Consulting with the Company and the performance of Consultant’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Consultant is a party or is otherwise bound. The Consultant’s acceptance of Consulting with the Company and the performance of Consultant’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

28. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

29. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30. Acknowledgement of Full Understanding. THE CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF CONSULTANT’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mainz Biomed B.V.

By
Name:
Title:

CONSULTANT

Signature:
Print Name: